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                          PURCHASE AND SALE AGREEMENT

                                By and Between

                          NANTUCKET INDUSTRIES, INC.
                                  ("Seller")

                                      and

                               MIMMS INVESTMENTS
                                 ("Purchaser")

                                      For

                                200 COOK STREET
                      CARTERSVILLE, BARTOW COUNTY, GEORGIA
                                 ("Property")



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

                               TABLE OF CONTENTS

                                                                    Page No.

1.  Earnest Money                                                       1

2.  Purchase Price and Method of Payment                                1

3.  Closing                                                             1

4.  Seller's Covenants                                                  2

5.  Items to be Delivered by Seller Prior to or at Closing              2

6.  Title Objections                                                    3

7.  Survey                                                              4

8.  Inspection by Purchaser                                             4

9.  Casualty and Condemnation                                           5

10. Items to be Delivered by Purchaser at Closing                       5

11. Application of Earnest Money and Remedies upon Default              6

12. Broker's Commission                                                 6

13. Notices                                                             6

14. Tax Free Exchange                                                   7

15. Assignability                                                       8

16. Contingencies                                                       8

17. Acceptance                                                          9

18. Miscellaneous                                                       9

                                      (i)

                          PURCHASE AND SALE AGREEMENT

   This Purchase and Sale Agreement (hereinafter referred to as the
"Agreement") is made and entered into as of this   day of July, 1997, by and
between NANTUCKET INDUSTRIES, INC. a Delaware corporation (hereinafter referred to as "Seller") and MIMMS INVESTMENTS, a Georgia general partnership composed of David A. Mimms, Malon D. Mimms, Jr. and Robert C. Mimms (hereinafter referred to as "Purchaser").

                                  WITNESSETH
   In consideration of the mutual covenants herein contained, Seller hereby agrees to sell, and Purchaser hereby agrees to purchase, all that tract or parcel of land lying and being in the City of Cartersville in Land Lots 527 and 554 of the 4th District and Third Section of Bartow County, Georgia, being improved property known as 200 Cook Street, Cartersville, Georgia and being more particularly described on Exhibit "A" attached hereto and incorporated herein by reference, together with all improvements thereon, including, but not limited to, an approximately 152,500 square foot office/warehouse facility on 24.67 acres, and all easements and appurtenances thereto, including, without limitation, all electrical, mechanical, plumbing, heating, air conditioning and all other systems and fixtures owned by Seller located thereon (hereinafter referred to as the "Property"), on the following terms and conditions:

   1. EARNEST MONEY. Within two (2) business days following the Effective Date of this Agreement (as hereinafter defined) Purchaser shall pay to Chicago Title Insurance Company (hereinafter referred to as the "Escrow Agent") the sum of $75,000.00 as Earnest Money (hereinafter referred to as the "Earnest Money"), which Earnest Money shall be held in an interest bearing account and applied to and credited against the purchase price at closing or otherwise paid to Seller or refunded to Purchaser in accordance with the terms and provisions of this Agreement. Interest earned on said Earnest Money shall be equally divided between Seller and Purchaser at Closing or paid to the recipient of the Earnest Money in the event of either party's default under or termination of this Agreement. In the event of any dispute between Seller and Purchaser with respect to the Earnest Money, the Escrow Agent shall have the right to pay the same into the registry of a Court of competent jurisdiction, whereupon Escrow Agent's obligations hereunder shall terminate.

   2. PURCHASE PRICE AND METHOD OF PAYMENT. The purchase price for the Property shall be TWO MILLION EIGHT HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS (2,850,000.00), to be paid as follows: ALL CASH OR IMMEDIATELY AVAILABLE FUNDS AT CLOSING.

   3.  CLOSING.
       (a) The purchase and sale hereunder shall be closed on or before the thirtieth (30th) day of September, 1997 at such time and place which is mutually agreeable to Seller and Purchaser, provided, however, that in the event the parties are unable to agree on an earlier time and place of closing, the closing shall take place at 10:00 a.m. on September 30, 1997 at the offices of Thompson, O'Brien, Kemp & Nasuti, P.C.;

       (b) At closing, Seller shall pay the transfer tax on the Deed from Seller to Purchaser and one-half (1/2) of any escrow fees. Purchaser shall pay all inspection and closing costs, including, but not limited to, title examination costs, title insurance premiums, recording costs, appraisal fees, engineering fees and one-half (1/2) of any escrow fees. Seller and Purchaser shall each pay their respective attorney's fees;

       (c) Ad valorem taxes, rents and all other items of income and expense in connection with the operation of the Property shall be prorated between Seller and Purchaser as of the date of closing. In the event the Property is subject to or affected by any assessment for water, sewer or other utilities as of the date of closing, which assessment is or shall be a charge or lien against the Property, such assessment, regardless of when due and payable, shall be deemed due and payable for purposes of this Agreement and shall be paid in full at closing by Seller. Subject to the foregoing, ad valorem taxes will be prorated at closing on the basis of the current year's tax bill, or, if unavailable, the preceding year's tax bill. If the actual taxes for the year of closing are more or less than the amount prorated, then, within ten
(10) days after request for payment, such taxes shall be re-prorated to reflect the actual amount of taxes due for the calendar year in which the closing occurs; and

       (d) Seller shall deliver possession of the Property to Purchaser on the closing date.

   4.  SELLER'S COVENANTS. Seller hereby covenants with Purchaser as follows:

       (a) That as of the date of closing, there will be no unpaid water bill, sanitation bills or special assessments either as to Seller or any tenant now or formerly occupying the premises;

       (b) That as of the date of closing, there will be no executory contracts for any services affecting the Property except as may be specifically requested of Seller by Purchaser in writing, or which may not be canceled upon thirty (30) days notice without penalty or premium; and

       (c) That except for the leases described in Paragraph 16 hereof, Seller shall not enter into any leases or contracts with respect to the Property subsequent to the Effective Date of this Agreement without the prior written consent of Purchaser.

   5. ITEMS TO BE DELIVERED BY SELLER PRIOR TO OR AT CLOSING. Contemporaneous with the execution of this Agreement by Seller, Seller shall deliver to Purchaser all information in Seller's possession or control related to the Property as follows: copies of the following documents or information: year-end property statements of utility charges and real estate taxes for 1995 and 1996, the most recent 1997 year-to-date property statement of utility charges and real estate taxes, the 1997 operating budget, copies of all contracts affecting the Property, contracts and documentation, plans and specifications, surveys, certificates of occupancy, soil or subsurface condition reports, engineering studies, marketing studies, ADA studies, environmental studies, owner's title policy, building measurement reports, property management agreements, property leasing agreements, any notices from governmental agencies regarding condemnation and compliance of the Property with applicable laws, codes, rules and regulations and any other materials requested by Purchaser. At closing, Seller shall deliver to Purchaser the following:

      (a) A Limited Warranty Deed from Seller to Purchaser, conveying good and marketable fee simple title to the Property, free and clear of all liens, restrictions and encumbrances other than (i) ad valorem taxes for the current year which are not yet due and payable, (ii) easements and restrictions of record, and (iii) the "Permitted Exceptions" identified in Section 6 herein;

      (b) An Owner's Affidavit in form and substance satisfactory to the Title Company (as hereinafter defined);

      (c) An Affidavit, in form and substance satisfactory to the title insurance company, stating Seller's taxpayer identification number, that Seller is a "United States person", as defined by Internal Revenue code
Section 1445(f)(3) and Section 7701(g), and that the purchase of the Property by Purchaser pursuant to this Agreement is not subject to the withholding requirements of Section 1445(a) of the Internal Revenue Code;

      (d) Instruments required by law, in form reasonably satisfactory to Purchaser, reflecting the proper authority of Seller to consummate the transaction contemplated by this Agreement;

      (e) An Affidavit of Georgia residency or such alternative information as is required to allow Purchaser to withhold the proper amount under O.C.G.A. Section 48-7-128;

      (f)  A Settlement Statement executed by Seller; and

      (g) Any and all other documents reasonably required by Purchaser, the closing attorney and/or the Title Company.

  6.  Title Objections.

      (a) Within thirty (30) days following the Effective Date, Purchaser shall obtain and deliver to Seller a commitment for the issuance of a standard ALTA form owner's policy of title insurance (the "Title Commitment"), in the amount of the purchase price, issued by Chicago Title Insurance Company (the "Title Company"). Subject to Purchaser's right to make title objections as provided hereinafter in this paragraph, the exceptions shown on Schedule B, Section 2 of the Title Commitment shall be deemed the "Permitted Exceptions" for all purposes of this Agreement. The leases set forth in paragraph 16 hereof, and any applicable zoning ordinances, other land use laws and regulations together with taxes for the current tax year shall also be deemed Permitted Exceptions. Simultaneously with the delivery of the Title commitment to Seller, Purchaser has the right to deliver to Seller a written statement of any objections to Seller's title. Seller agrees not to further encumber the Property from and after the Effective Date of this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. For purposes of this Agreement, the marketability of title to the Property shall be determined under Georgia law, as supplemented by the title standards of the State Bar of Georgia. If Purchaser notifies Seller of any objections to the marketability of title, Seller, at Seller's expense, shall have five (5) business days to notify Purchaser as to which objections Seller shall correct prior to closing. If Seller does not elect to correct such objections prior to closing, then, at the option of Purchaser, Purchaser may (a) terminate this Agreement by providing written notice of such termination to Seller on or before the expiration of the Inspection Period, whereupon the Earnest Money shall be returned to Purchaser and this Agreement shall be null and void and of no further force or effect, and the parties shall have no further rights, duties, liabilities or obligations hereunder, or (b) proceed to close and take title to the Property subject to such objectionable matter, which shall be deemed a Permitted Exception. If said objections are cured on or before the date of closing, Purchaser shall be obligated to close unless a later encumbrance shall be filed of record on or before the date of closing. Seller shall have the same right to cure or obtain affirmative insurance against said later encumbrance. If such later encumbrance is cured, Purchaser shall thereupon be obligated to close. If any objections to title are not timely made of if Seller is not properly notified, as hereinafter provided, all such objections shall be deemed waived. Purchaser agrees that Seller shall have no obligation to cure any title objections, other than mechanic's or materialman's liens encumbering the Property arising from any act or omission of Seller. For purposes of this Agreement, a title objection shall be deemed cured if the title insurance is induced to remove the item objected to from the Title Commitment such that it no longer appears as an exception thereon or affirmative title insurance coverage is obtained or made available to the Purchaser insuring the objected item at no additional expense to or indemnity from Purchaser. The entire premium and expenses for the Title Commitment and the Owner's policy of title insurance shall be borne by Purchaser, and

      (b) To enable Seller to make conveyance as herein provided, Seller may at Closing use the Purchase Price or any portion thereof to clear title to any or all encumbrances or interests.

  7. Survey. Within thirty (30) days following the date of execution of this Agreement by Seller and Purchaser, Purchaser shall have a survey made of the Property and provide Seller with objections to any matter affecting the Property disclosed by the survey, including objections to title based upon the survey. Any such objections shall be governed by the preceding paragraph. The cost of any survey shall be borne by Purchaser.

  8.  Inspection by Purchaser.

      (a) Purchaser shall have the right to inspect the Property at reasonable times and upon reasonable notice to Seller, to determine the suitability of same for Purchaser's intended use. In the event Purchaser, in Purchaser's sole discretion, determines that the Property is not suitable for the uses intended by Purchaser, Purchaser shall have the right to terminate this Agreement by delivering written notice of such termination to Seller within thirty (30) days following the date of execution of this Agreement by Seller and Purchaser (the ""Inspection Period'');

      (b) In the event of Purchaser's termination of this Agreement, the Earnest Money shall be promptly returned to the Purchaser, whereupon this Agreement shall be null and void and of no further force or effect, and the parties shall have no further rights, duties, liabilities or obligations hereunder, and

      (c) During the Inspection Period, Purchaser shall have the right, at Purchaser's expense, to inspect the Property for the presence of hazardous materials, including taking samples for laboratory examination, and such other inspection or testing as is necessary in completing a Phase II Environmental Assessment of the Property. In the event such inspection and/or testing reveals any material violations of applicable state and/or federal environmental regulations, Purchaser may terminate this Agreement as provided in subparagraph (a) above, in which event the Earnest Money shall be returned to Purchaser, and the parties shall have no further rights, duties, liabilities, or obligations hereunder.

  9.  Casualty and Condemnation.

      (a) At closing, Seller shall deliver to Purchaser the Property in the same condition as exists on the date of execution of this Agreement by Seller and Purchaser, normal wear and tear excepted. If the Property, or any portion thereof, is damaged or destroyed by fire or other casualty prior to the closing, and the amount of the damages exceeds $75,000.00, then, at the option of Purchaser, exercised by delivery to Seller of written notice of such election on or before the fifteenth (15th) day following the date on which Purchaser receives from Seller written notice of such damage or destruction, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. In the event Purchaser does not elect to terminate the Agreement, this Agreement shall remain in full force and effect, the Seller, at closing, shall transfer and assign to Purchaser all of Seller's right, title and interest in and to the insurance proceeds when, as, and if, received by Seller (without contribution as to deductible) by reason of such damage or destruction; and

      (b) If, at any time prior to closing, any action or proceeding is filed or overtly threatened in writing, under which the Property, or any material portion thereof, may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, then, at the option of Purchaser, exercised by delivery to Seller of written notice of such election on or before the fifteenth (15th) day following the date on which Purchaser receives from Seller written notice that such suit has been filed or is threatened, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. In the event Purchaser does not elect to terminate the Agreement, this Agreement shall remain in full force and effect, and Seller, at closing, shall transfer and assign to Purchaser all of Seller's right, title and interest in and to any net proceeds actually received when received (net of attorney's fees) by reason of such taken, or sale in lieu thereof.

  10. Items to be Delivered by Purchaser at Closing. At Closing, Purchaser shall deliver to Seller the following:

      (a) The purchase price in accordance with the terms of Paragraph 2 hereof;

      (b) An Assignment and Assumption Agreement by and between Seller and Purchaser of all Leases affecting the Property; which agreement shall include an indemnification of Purchaser by Seller against any liability in connection with the Property arising prior to the Closing Date and an indemnification of Seller by Purchaser against any liability in connection with the Property arising after the Closing Date;

      (c)  A Settlement Statement executed by Purchaser; and

      (d) Instruments required by law and/or Purchaser's general partnership agreement, in form reasonably satisfactory to Seller reflecting the proper authority of Purchaser to consummate the transaction contemplated by this Agreement.

  11. Application of Earnest Money and Remedies upon Default.

      (a) Upon the closing of the purchase and sale hereunder, the Earnest Money shall be applied to and credited toward the purchase price;

      (b) If the purchase and sale hereunder is not closed by reason of Seller's default hereunder, the Earnest Money shall be refunded to Purchaser upon demand and Purchaser shall have the right to (i) file suit for specific performance of this Agreement or (ii) file suit for damages sustained by Purchaser as a result of Seller's breach of this Agreement; and

      (c) If the purchase and sale hereunder is not closed by reason of Purchaser's default hereunder, then, as full liquidated damages for such default by Purchaser, the Earnest Money shall be immediately paid to Seller. It is specifically understood and agreed that payment of the Earnest Money to Seller, as liquidated damages, shall be Seller's sole and exclusive remedy hereunder, and Seller is hereby specifically waiving and relinquishing any and all other remedies at law or in equity. The parties acknowledge that the actual amount of the damages which Seller would sustain as a result of Purchaser's breach of this Agreement are difficult or impossible to estimate, and that the payment of Earnest Money to seller represents the parties' best estimate of Seller's damages in the event of such breach and is not to be construed as a penalty or forfeiture. The said stipulated sum is a reasonable pre-estimate of the probable loss resulting from such a breach.

   12. Broker's Commission. Seller and Purchaser acknowledge that Brannen Goddard Company ("Broker") represents only the interest of Seller in this transaction. Seller agrees to pay a six percent (6%) commission to Broker at Closing. Seller and Purchaser hereby represent to each other that no other real estate broker or agent was involved in negotiating the transaction contemplated herein. The parties agree to indemnify and hold the other party harmless from and against any and all causes, claims, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorney's fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm or entity as a result of the acts of said party or said party's representatives. Purchaser hereby acknowledges that any brokerage commission arising on account of the leases described in Paragraph 16 hereof shall be the Purchaser's responsibility, and Purchaser and Seller agree to execute at closing an Assignment and Assumption Agreement with respect to the Lease Commission Agreement associated with said leases.

  13. Notices. All notices permitted or required to be made hereunder shall be in writing, signed by the party giving such notice and delivered via facsimile (with a copy by first class mail), personal delivery, overnight mail or first class mail to the other party at the address shown below. Such notice shall be deemed effective as of the date of facsimile transmission, personal delivery of such notice, receipt of such notice by overnight mail, or receipt of such notice by first class mail. It is hereby expressly understood and agreed that in the event any date on which notice is required to be made hereunder falls on a Saturday, Sunday or legal holiday, then the date on which such notice or election is required to be given or made hereunder shall for all purposes be deemed to be the next business day.

Seller's Address:         Nantucket Industries, Inc.
                          510 Broadhollow Road, Suite 300
                          Melville, New York 11747
                          Attn: Ronald S. Hoffman
                          Fax No.: 516-293-3318

with a copy to:           Lane Altman & Owens LLP
                          101 Federal Street
                          Boston, Massachusetts 02110
                          Attn: Sally E. Michael
                          Fax No.: 617-345-0400

Purchaser's Address:      Mimms Investments
                          85-A Mill Street, Suite 100
                          Roswell, Georgia 30075
                          Attn: Malon D. Mimms, Jr.
                          Fax No.: 770-552-1100

with a copy to:           Thompson, O'Brien, Kemp & Nasuti, P.C.
                          4845 Jimmy Carter Boulevard
                          Norcross, Georgia 30093
                          Attn: Betty H. Morris
                          Fax No.: 770-925-8597

Broker's Address:         Brannen Goddard Company
                          3390 Peachtree Road, N.E.
                          Atlanta, Georgia 30336
                          Attn: Mark Sheffield
                          Fax No.: 404-816-3939

   14. TAX FREE EXCHANGE. Both Seller and Purchaser shall have the right to cause the Closing to occur as part of a "like-kind" exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Seller and Purchaser agree to cooperate with each other in effecting a qualifying like-kind exchange; provided, however, if either party (the "Electing Party") elects to effect a qualifying like-kind exchange:

      (a) The other party shall not be obligated to incur any costs, expenses, losses, liabilities or damages greater than those such party would have incurred had the Electing Party not elected to effect a like-kind exchange, and the Electing Party shall indemnify the other party against same;

       (b) In no event shall the other party be required to acquire title to any other property, whether by deed or contract right, for the benefit of the Electing Party or its assignee;

   Seller and Purchaser make no representations to each other that the sale or purchase, respectively, of the Property will qualify for tax free exchange treatment.

   15. Assignability. This Agreement may be assigned by Purchaser at or before closing to any partnership, trust, corporation, limited liability company or other legal entity currently existing or subsequently formed or incorporated which is wholly owned and controlled by any one or more of the general partners of Purchaser. Furthermore, Purchaser may assign this Agreement to a Trustee/Escrow Agent in order to effect the acquisition of the Property as "replacement property" in connection with a "like kind" exchange, as such terms are defined in Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, provided Purchaser satisfies the conditions identified in Paragraph 14 regarding such "like-kind" exchange. Purchaser shall designate such assignee in writing at least ten (10) days prior to the Closing Date.

   16. Contingencies.

   The consummation of the purchase and sale of the Property and the obligations of Seller and Purchaser are contingent upon the following:

       (a) Seller's ability to obtain, prior to expiration of the Inspection Period, a fully executed Warehouse Lease with Academic Book Services ("Lessee") on terms acceptable to Seller and Purchaser; and

       (b) Purchaser's ability to obtain, prior to expiration of the Inspection Period, the consent of Seller to a conditional Lease from Seller to Purchaser, to include the following stipulations:

           (i) Seller ("Nantucket") may lease approximately 60,000 square feet of space ("Leased Space") in the rear of the Property for Ten Thousand Seven Hundred Fifty and No/100 Dollars ($10,750.00) per month from October 1, 1997 through December 31, 1997;

           (ii) Nantucket will be responsible for paying its proportionate share of all taxes, insurance, utilities, maintenance and any other expenses associated with the Leased Space; and

           (iii) Nantucket must vacate the Property on or before December 31, 1997.

   In the event Purchaser, in Purchaser's sole discretion, determines that the above contingencies have not been satisfied, Purchaser shall have the right to terminate this Agreement by delivering written notice of such termination to Seller within thirty (30) days following the Effective Date.

  17. Acceptance. Acceptance of the Deed by Purchaser shall constitute full performance and discharge of every agreement and obligation of Seller hereunder except for its obligations under the lease described in Paragraph 16(b) hereof.

  18. Miscellaneous.

      (a)  Time is of the essence of this Agreement;

      (b) This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser, their respective successors, successors in title, legal representatives, heirs and assigns;

      (c) This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia. If any provision hereof is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof,

      (d) This Agreement contains the entire agreement of the parties hereto concerning the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, not expressly set forth herein shall be of any force or effect. This Agreement may not be modified except by written modification executed by all parties hereto;

      (e) All titles or captions of the paragraphs set forth in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof; and

      (f) This Agreement and the warranties and representations set forth herein shall not be merged into the documents executed at closing but shall survive the closing and remain in full force and effect;

      (g) The effective date of this Agreement (the "Effective Date") shall be the date of execution of this Agreement by Seller and Purchaser. In the event this Agreement is executed by Seller and Purchaser on different dates, the Effective Date shall be the date of execution by the party signing last.





                        [SIGNATURES ON FOLLOWING PAGE]

                                       SELLER:

                                       NANTUCKET INDUSTRIES, INC.,
                                       a Delaware corporation

                                       By: /s/ Ronald Hoffman
                                           --------------------------
                                       Name: Ronald Hoffman
                                            -------------------------
                                       Title:      V.P.
                                             ------------------------


                                               [CORPORATE SEAL]

                                       Date of Execution:
                                                         ------------



                                       PURCHASER:

                                       MIMMS INVESTMENTS,
                                       a Georgia general partnership


                                       By: /s/ Malon D. Mimms, Jr.   (Seal)
                                           --------------------------
                                               Malon D. Mimms, Jr.
                                               General Partner


                                       Date of Execution: 7/25/97
                                                         ------------